Exhibit 3.45.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

BROOKDALE LIVING COMMUNITIES OF NEW YORK-GB.  LLC

This Certificate of Amendment to Certificate of Formation of Brookdale Living Communities of New York-GB, LLC is being duly executed and filed by the undersigned pursuant to Section 18-202 of the Delaware Limited Liability Company Act (6 Del. C.  § 18-101 et seq.).

1.  The name of the limited liability company is “Brookdale Living Communities of New York-GB, LLC.”

2.  Brookdale Living Communities of New York-GB, LLC was formed in the Scare of Delaware on September 13, 2000.

3.  The Certificate of Formation of Brookdale Living Communities of New York, GB, LLC is hereby amended by deleting the existing paragraph 4 in its entirety.

IN WITNESS WHEREOF, the undersigned, as an authorized person, has executed this Certificate of Amendment to Certificate of Formation of Brookdale Living Communities of New York-GB, LLC this 19th day of October, 2004.

/s/ Saul A. Behar
Saul A. Behar
Authorized Person